                                                                      EXHIBIT 11
                            MORGAN STANLEY GROUP INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                         THREE MONTHS ENDED
                                                     FEBRUARY 29,    JANUARY 31,
                                                         1996          1995 (1)
                                                     ------------    -----------
PRIMARY:
Common stock and common stock equivalents:
     Average common shares outstanding                153,833,405    151,457,434
     Average common shares issuable
        under employee benefit plans                    2,715,838      3,610,574
                                                     ------------   ------------
           Total average common and common
              equivalent shares outstanding           156,549,243    155,068,008
                                                     ============   ============

Earnings:
     Net income                                      $        273   $         39
     Less:  Preferred stock dividend
        requirements                                           16             16
                                                     ------------   ------------
        Earnings applicable to common shares         $        257   $         23
                                                     ============   ============

Primary earnings per share                           $       1.64   $       0.15
                                                     ============   ============
FULLY DILUTED:

Common stock and common stock equivalents:
     Average common shares outstanding                153,833,405    151,457,434
     Average common shares issuable
        under employee benefit plans                    3,008,014      3,610,574
Common shares issuable upon conversion
        of ESOP preferred stock                         7,509,495      7,599,836
                                                     ------------   ------------
           Total average common and common
              equivalent shares outstanding           164,350,914    162,667,844
                                                     ============   ============

Earnings:
     Net income                                      $        273   $         39
     Less:  Preferred stock dividend
        requirements                                           15             16
                                                     ------------   ------------
        Earnings applicable to common shares         $        258   $         23
                                                     ============   ============

Fully diluted earnings per share                     $       1.57   $       0.15
                                                     ============   ============




(1) All share and per share amounts have been retroactively adjusted to give effect for a two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 1996.